  EXHIBIT 16.1

GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE SEATTLE, WA 98125

206.353.5736

June 8, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.
Washington, D.C. 20549

Re: Nhale, Inc.

Dear Sirs/Madams:

The undersigned Gillespie & Associates, PLLC previously acted as independent accountants to audit the financial statements of Nhale, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated October 30, 2015 of Nhale, Inc. to be filed with the Securities and Exchange Commission and are not in agreement with the statements related to our firm as there was a scope limitation that prevented the audit from completion.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ GILLESPIE & ASSOCIATES, PLLC